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                                                                     EXHIBIT 5.1



December 11, 1997


Viisage Technology, Inc.
30 Porter Road
Littleton, MA  01460

Ladies and Gentlemen:

     This opinion is delivered to you in connection with a registration statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission on or about December 15, 1997, by Viisage Technology, Inc. (the "Company") under the Securities Act of 1933, as amended, for registration under said act of 771,000 shares of common stock, $0.001 par value (the "Common Stock"), of the Company.

     We have acted as counsel for the Company and are familiar with the Company's Restated Certificate of Incorporation, By-laws, corporate minute book, and action taken by the Company in connection with the 1996 Management Stock Option Plan, As Amended, and 1997 Employee Stock Purchase Plan (collectively, the "Plans"). We have examined the Plans and such other documents, records, and certificates as we have deemed necessary for the purposes of this opinion.

     Based upon and subject to the foregoing, we are of the opinion that the shares of Common Stock under the Plans have been duly authorized and, when issued and sold and consideration received therefor by the Company in accordance with the terms of the Plans, will be legally issued, fully paid, and non-assessable.

     We understand that this opinion is to be used in connection with the Registration Statement and consent to the filing of this opinion as an exhibit to the Registration Statement.

                                  Very truly yours,



                                  /s/ Finnegan, Hickey, Dinsmoor & Johnson, P.C.

                                  FINNEGAN, HICKEY, DINSMOOR & JOHNSON, P.C.